As filed with the Securities and Exchange Commission on March 10, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Synchronoss Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1594540
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

200 Crossing Boulevard, 8th Floor

Bridgewater, NJ 08807

(866) 620-3940

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive
Office)

INTRALINKS HOLDINGS, INC. 2007 STOCK OPTION AND GRANT PLAN

INTRALINKS HOLDINGS, INC. 2010 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

(Full title of the plan)

John Frederick

Chief Financial Officer

200 Crossing Boulevard, 8th Floor

Bridgewater, NJ 08807

(866) 620-3940

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)		Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.0001 per share	2,485,320	$16.55	(a)	$63,652,852.70	$7,377.37
		$26.03	(b)

(1)          This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 2,485,320 shares of the common stock of Synchronoss Technologies, Inc. (the “Registrant”), par value $0.0001 (the “Common Stock”), including 985,691 shares issuable pursuant to equity awards assumed by the Registrant in connection with its acquisition of Intralinks Holdings, Inc. and 1,499,629 shares of common stock available for issuance under the Intralinks Holdings, Inc. 2010 Equity Incentive Plan, as amended and restated, and the Intralinks Holdings, Inc. 2007 Stock Option and Grant Plan (together, the “Intralinks Plans”) being assumed by Registrant (all shares of which have been adjusted to reflect such number of shares of the Registrant’s common stock based on the exchange ratio in the Merger Agreement (as defined in the Explanatory Note below)).  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of securities which may become issuable under the plans described herein as a result of a stock dividend, market split or other recapitalization.

(2)          The proposed maximum offering price per share is based on (a) the weighted average exercise price per share of outstanding options to purchase 109,679 shares of Common Stock and (b) with respect to 876,012 shares of Common Stock subject to restricted stock units with time based or performance based vesting criteria and 1,499,629 shares of Common Stock available for issuance under the Intralinks Plans being assumed by Registrant, the average of the high and low per share prices of the Common Stock as reported on the Nasdaq Stock Market on March 6, 2017 in accordance with Rule 457(h) and Rule 457(c) promulgated under the Securities Act.

EXPLANATORY NOTE

On January 19, 2017, pursuant to the Agreement and Plan of Merger, dated as of December 5, 2016 (the “Merger Agreement”), the Registrant, through GL Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“Merger Sub”), acquired Intralinks Holdings, Inc., a Delaware corporation.  Pursuant to the Merger Agreement, the Registrant assumed (a) certain outstanding options, restricted stock units and restricted stock unit awards that are subject to performance based vesting criteria and (b) shares of Common Stock available for issuance under the Intralinks Plans.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

Part II

Information Required in the Registration Statement

Item 3.                    Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1)              The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

(2)              The Registrant’s Current Reports on Form 8-K or Form 8-K/A filed January 5, 2017, January 19, 2017, February 8, 2017, February 14, 2017 and March 2, 2017; and

(3)              The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on June 13, 2006.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4.                     Description of Securities.

Not applicable.

Item 5.                       Interests of Named Experts and Counsel.

Not applicable.

Item 6.                  Indemnification of Directors and Officers.

Delaware General Corporation Law

Synchronoss Technologies, Inc. is incorporated under the laws of the state of Delaware.

Section 145(a) of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Our amended and restated certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•                  any breach of the director’s duty of loyalty;

•                  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•                  under Section 174 of the DGCL (unlawful dividends); or

•                  any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated by-laws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our Board of Directors. Our amended and restated certificate of incorporation and our amended and restated by-laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation contains such a provision.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.                   Undertakings.

A.            The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey on March 10, 2017.

SYNCHRONOSS TECHNOLOGIES, INC.

By:	/s/ John Frederick
Name:	John Frederick
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the dates set forth below by the following persons in the capacities indicated.

Signature	Title	Date

/s/Ronald W. Hovsepian	Chief Executive Officer	March 10, 2017
Ronald W. Hovsepian	(Principal Executive Officer)

/s/John Frederick	Chief Financial Officer and Treasurer	March 10, 2017
John Frederick	(Principal Financial Officer and Principal Accounting Officer)

/s/Stephen G. Waldis	Director	March 10, 2017
Stephen G. Waldis

/s/William J. Cadogan	Director	March 10, 2017
William J. Cadogan

/s/Thomas J. Hopkins	Director	March 10, 2017
Thomas J. Hopkins

/s/James M. McCormick	Director	March 10, 2017
James M. McCormick

/s/Donnie M. Moore	Director	March 10, 2017
Donnie M. Moore

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on February 28, 2006).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.3 to the Company’s Registration Statement on Form S-1 filed on February 28, 2006).

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1	Intralinks’ 2010 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to Intralinks’ Current Report on Form 8-K filed on July 28, 2016).

10.2	Intralinks’ 2007 Stock Option and Grant Plan (incorporated by reference to Exhibit 10.4 to Intralinks’ Registration Statement on Form S-1 filed on April 12, 2010).

23.1	Consent of Independent Registered Public Accounting Firm relating to the Registrant’s financial statements.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1 hereto).